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FIRM / AFFILIATE OFFICES
	Barcelona	New Jersey
	Brussels	New York
[__________], 2007	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
RHI Entertainment, Inc.	Hong Kong	San Diego
1325 Avenue of the Americas, 21st Floor	London	San Francisco
New York, Ny 10019	Los Angeles	Shanghai
	Madrid	Silicon Valley
	Milan	Singapore
	Moscow	Tokyo
	Munich	Washington, D.C.
Re:	Registration Statement No. 333-146098 Common Stock, par value $0.01 per share.

Ladies and Gentlemen:

We have acted as special counsel to RHI Entertainment, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to [_____] shares (including up to [_____] shares subject to the underwriters’ over-allotment option) of common stock, $0.01 par value per share (the “Shares”), pursuant to a registration statement on Form S–1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 14, 2007 (File No. 333-146098), as amended (the “Registration Statement”). The Shares include [_____] shares of Common Stock offered by the Company and [_____] shares of Common Stock (including up to [_____] shares subject to the underwriters’ over-allotment option). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein only as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, when certificates representing the Shares to be sold by the Company in the form of the specimen certificate filed as an exhibit to the Registration Statement have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been delivered to and paid for by the underwriters in the circumstances contemplated by the form of underwriting agreement filed as an exhibit to the Registration Statement, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

DRAFT